Exhibit 10.01

STOCK UNIT AWARD AGREEMENT

(with one year holding period)

This Stock Unit Award Agreement (“Agreement”), dated as of April 30, 2020 (the “Grant Date”), is between Valero Energy Corporation, a Delaware corporation (“Valero”), and                     , a Non-Employee Director of the Board of Directors of Valero (“Director”), who agree as follows:

1.    Grant of Stock Units. Pursuant to the Valero Energy Corporation 2020 Omnibus Stock Incentive Plan (as may be amended, the “Plan”), Valero has granted pursuant to Section 6.8 of the Plan [                    ] Stock Units to the Director. The parties enter into this Agreement to evidence the terms, conditions, and restrictions applicable to the Stock Unit Award.

2.    The Plan. The Plan is incorporated herein by reference for all purposes. All capitalized terms contained in this Agreement shall have the definitions set forth in the Plan unless otherwise defined herein. The Director shall have no rights with respect to the Awards granted hereunder or any shares of Valero’s common stock, $.01 par value (“Common Stock”), that may be issued with respect to such Awards that are not expressly conferred by the Plan or this Agreement. By way of clarification and not limitation, the Director will not have any voting rights with respect to the Stock Units or the Dividend Equivalent Award.

3.    Vesting and Hold Period.

(a) Subject to Article 8 of the Plan, the Stock Units will vest (become nonforfeitable) in full on the date of the annual meeting of stockholders of Valero for the election of directors occurring in 2021 (the “Vesting Date”).

(b) The Director agrees to hold the Stock Units for a period of at least one-year following the Vesting Date (the “Hold Period”). The Director agrees that the Stock Units may not be sold, exchanged, pledged, hypothecated, transferred, garnished, or otherwise disposed of or alienated, or converted into shares of Common Stock, prior to the expiration of the Hold Period. The Director and Valero hereby waive any provision of the Plan that may allow for an acceleration of the Vesting Date or early termination of the Hold Period, including but not limited to Sections 8.4 and 10.2 of the Plan, and agree that the terms of this Agreement shall prevail over any conflicting terms in the Plan or other agreement or action by the Committee.

(c) Upon the expiration of the Hold Period (the “Hold Period Expiration Date”), the Director shall be entitled to the issuance of one share of Common Stock for each Stock Unit held by the Director. Upon the issuance of shares of Common Stock on the Hold Period Expiration Date, the Stock Units will expire and have no further value or effect. The Director agrees that in lieu of certificates, the shares of Common Stock issuable hereunder will be issued in uncertificated form pursuant to the Direct Registration System of Valero’s stock transfer agent.

4.    Dividend Equivalent Award. Subject to Article 8 of the Plan, the Director is hereby granted a Dividend Equivalent Award in addition to the Stock Unit Award. The Dividend Equivalent Award is payable in cash on the Hold Period Expiration Date as provided herein. The period from the Grant Date to the Hold Period Expiration Date is hereafter referred to as the “Accumulation Period.” On the Hold Period Expiration Date, the Director shall be paid in cash an amount equal to the cumulative amount of dividends paid to holders of Common Stock during the Accumulation Period — calculated as if each Stock Unit held by the Director was an outstanding share of Common Stock during the Accumulation Period. Payment of the Dividend Equivalent Award is subject to the vesting of the Stock Units on the Vesting Date; no payment will be made to the Director with respect to the Dividend Equivalent Award if the Stock Units are forfeited prior to the Vesting Date. The Dividend Equivalent Award may not be sold, exchanged, pledged, hypothecated, transferred, garnished, or otherwise disposed of or alienated prior to the Hold Period Expiration Date.

5.    Cash Payment Election. Effective on the Hold Period Expiration Date, the Director may elect to receive either 22% or 37% of the fair market value of the aggregate number of shares of Common Stock to be delivered to the Director on the Hold Period Expiration Date in cash, with the remainder paid in shares of Common Stock. Example:

•	assume that on the Hold Period Expiration Date, the Director will be entitled to receive 2,000 shares of Common Stock,

•

assume that the 2,000 shares have an aggregate fair market value of $200,000 (2,000 times an assumed $100.00 FMV per share on the Hold Period Expiration Date), and the Director has made an election to receive up to 22% in cash,

•	maximum cash is $44,000 ($200,000 times 22%),

•	on the Hold Period Expiration Date, the Director will receive:

(a) 1,560 shares of Common Stock ($200,000 times 78% = $156,000, divided by $100.00 FMV/sh = 1,560 shares),

(b) cash in the amount of $44,000, and

(c) cash in an amount equal to the cash value of the Dividend Equivalent Award.

6.    Final Term of Service. For avoidance of doubt, and for purposes of this Agreement and the vesting of the Stock Unit Award hereunder (only), for a Director who serves his or her final term on the Board and does not stand for re-election on the Vesting Date, the Director will be deemed to be an actively serving Director on the Board on the Vesting Date, and accordingly, his or her Stock Unit Award will not lapse or be forfeited under Section 8.2 of the Plan as a result of not standing for re-election.

7.    Miscellaneous. This Agreement shall be binding upon the parties hereto and their respective beneficiaries, heirs, administrators, executors, legal representatives, and successors. This Agreement shall be construed under the laws of the State of Texas.

8.    Code Section 409A. The issuance of shares of Common Stock and the payment of any cash under this Agreement shall be made on or as soon as reasonably practical following the Hold Period Expiration Date, but in any event no later than the 15th day of the third month following the end of the year in which the applicable Hold Period Expiration Date occurs. This Agreement and the awards evidenced hereby are intended to comply, and shall be administered consistently, in all respects with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service.

EFFECTIVE as of the Grant Date stated above.

VALERO ENERGY CORPORATION

Julia R. Reinhart,
Senior Vice President–Human Resources & Administration

[director]